EXECUTION COPY

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into on December 6, 2006 by and among Vicor Technologies, Inc., a Delaware corporation (“Vicor”), SRKP 6, Inc., a Delaware corporation (“SRKP”), and Vicor Acquisition Corp., a Delaware corporation (“MergerCo”).

RECITALS

WHEREAS, on July 28, 2006 Vicor, SRKP and MergerCo entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), a copy of which is attached hereto as Exhibit A;

WHEREAS, Vicor, SRKP and MergerCo wish to extend the closing date of the transactions contemplated by the Merger Agreement from December 31, 2006 to March 31, 2007; and

WHEREAS, Section 9.4 of the Merger Agreement provides that to the extent permitted by law, the Merger Agreement may be amended by a subsequent writing signed by each of the parties upon approval by each of the parties, whether before or after stockholder approval of the Merger Agreement has been obtained; provided, that after any such approval by the holders of Vicor Common Stock, there shall be no amendment that reduces or modifies in any material respect the consideration to be received by holders of Vicor Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

AGREEMENT

1. Recitals. The foregoing recitals are true and correct. Each of the foregoing recitals to this Agreement are hereby incorporated into and made a part of this Agreement.

2. Definitions. Unless indicated otherwise, each capitalized term used in this Agreement shall have the same meaning as set forth in the Merger Agreement.

3. Amendment of Sections 2.1(c) and 8.1(g) of the Merger Agreement. The reference to the date “December 31, 2006” in Sections 2.1(c) and 8.1(g) of the Merger Agreement are hereby deleted in their entirety and superseded and replaced with the following:

“March 31, 2007.”

4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

Miscellaneous. Except as specifically set forth herein, the terms of the Merger Agreement remain unchanged and in full force and effect, in accordance with its terms. To the extent inconsistent with the Merger Agreement, this Agreement shall modify and supersede the Merger Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this AMENDMENT TO AGREEMENT AND PLAN OF MERGER .

VICOR TECHNOLOGIES, INC. By: /s/ David H. Fater Name: David H. Fater Title: President and Chief Executive and Financial Officer Date: December 6, 2006
SRKP 6, INC. By: /s/ Richard Rappaport Name: Richard Rappaport Title: President Date: December 6, 2006
VICOR ACQUISITION CORP. By: /s/ Richard Rappaport Name: Richard Rappaport Title: President Date: December 6, 2006

EXHIBIT A

MERGER AGREEMENT